Exhibit 23.10

WILLIAMS & WEBSTER, P.S.
 Certified Public Accountants & Business Consultants
601 West Riverside, Suite 1940
Spokane, Washington 99201-0611
Telephone: (509) 838-5111
Fax:(509) 838-5114

Board of Directors
Videomoviehouse.com
British Columbia, Canada

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated September 14, 2001, except for Note 9 for which the date is December 12, 2001, on the financial statements of VMH Videomoviehouse.com, Inc. as of June 30, 2001 and 2000 and for the periods then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2/A-4 Registration Statement filed with the Securities and Exchange Commission.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Spokane, Washington

July 31, 2002